EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 23, 2010, accompanying the consolidated financial statements included in the Annual Report of Hemagen Diagnostics, Inc. on Form 10-K for the year ended September 30, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Hemagen Diagnostics, Inc. on Form S-3.

Stegman & Company

Baltimore, Maryland
December 23, 2010